PricewaterhouseCoopers LLP

PricewaterhouseCoopers Place

250 Howe Street, Suite 700

Vancouver, British Columbia

Canada V6C 3S7

Telephone +1 604 806 7000

Facsimile +1 604 806 7806

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation in the Registration Statement on Form 20-F (CIK xxxx) of Emgold Mining Corporation (the Corporation) of our report dated April 28, 2005 relating to the consolidated financial statements of the Corporation at December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002, which is included in this Registration Statement on Form 20-F.

“PricewaterhouseCoopers LLP”

Vancouver, BC

June 29, 2005

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.